Exhibit 99.1

Omnicom Group Reports First Quarter 2021 Results

NEW YORK, April 20, 2021 - Omnicom Group Inc. (NYSE: OMC) today announced net income - Omnicom Group Inc. for the first quarter of 2021 of $287.8 million as compared to $258.1 million in the first quarter of 2020. Diluted net income per share for the first quarter of 2021 was $1.33 per share compared to $1.19 in the first quarter of 2020.

Omnicom’s worldwide revenue in the first quarter of 2021 increased 0.6% to $3,426.9 million from $3,406.9 million in the first quarter of 2020. The components of the change in revenue included an increase in revenue from the positive impact of foreign currency translation of 2.8%, a decrease in acquisition revenue, net of disposition revenue of 0.4% and a decrease in revenue from negative organic growth of 1.8%, primarily due to the negative effects on our revenue attributable to the COVID-19 pandemic, when compared to the first quarter of 2020.

Organic growth in the first quarter of 2021 as compared to the first quarter of 2020 in our fundamental disciplines was as follows: Advertising increased 1.2%, CRM Precision Marketing increased 7.2%, CRM Commerce and Brand Consulting decreased 4.2%, CRM Experiential decreased 33.2%, CRM Execution & Support decreased 13.3%, Public Relations decreased 3.5% and Healthcare was flat.

Across all of our regional markets, organic growth in the first quarter of 2021 as compared to the first quarter of 2020 was as follows: the United States decreased 1.0%, Other North America decreased 3.2%, the United Kingdom decreased 6.4%, the Euro Markets & Other Europe decreased 3.2%, Asia Pacific increased 2.5%, Latin America decreased 2.4% and the Middle East & Africa decreased 10.2%.

Operating profit increased $45.2 million, or 10.8%, to $465.4 million compared to $420.2 million during the first quarter of 2020. Our operating margin for the first quarter of 2021 increased to 13.6% versus 12.3% for the first quarter of 2020.

For the first quarter of 2021, our effective income tax rate increased period-over-period to 26.8% from 26.0%.

280 Park Avenue, New York, New York 10017 (212) 415-3672 Fax (212) 415-3000

Omnicom Group Inc.

Non-GAAP Financial Measures

We use certain non-GAAP financial measures in describing our performance. We use EBITA (defined as earnings before interest, taxes and amortization of intangible assets) and EBITA margin (defined as EBITA divided by revenue) as additional operating performance measures, which exclude the non-cash amortization expense of intangible assets (primarily consisting of amortization of intangible assets arising from acquisitions). Accordingly, we believe EBITA and EBITA margin are useful measures for investors to evaluate the performance of our business.

For the first quarter of 2021, EBITA increased $44.3 million, or 10.0%, to $485.3 million from $441.0 million in the first quarter of 2020. Our EBITA margin increased to 14.2% for the first quarter of 2021 versus 12.9% in the first quarter of 2020.

Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with U.S. GAAP. Non-GAAP financial measures reported by us may not be comparable to similarly titled amounts reported by other companies.

COVID-19 Business Update

The negative effects of the COVID-19 pandemic began to have a significant impact on our businesses late in the first quarter of 2020. In the beginning of 2021, we continued to experience the negative impact of the pandemic on our organic revenue compared to the same period in the prior year. However, the impact from the COVID-19 pandemic on the global economy appears to be moderating in several of our markets, and we expect to achieve positive organic revenue growth beginning in the second quarter of this year and for the full year 2021.

As long as the COVID-19 pandemic remains a public health threat, global economic conditions will continue to be volatile depending on several factors, including new information concerning the severity of the pandemic, government actions to mitigate the effects of the pandemic in the near-term, and the resulting impact on our clients' spending plans. We expect global economic performance and the performance of our businesses to vary by geography and discipline until the impact of the COVID-19 pandemic on the global economy moderates. We

Omnicom Group Inc.

continuously assess the impact of the COVID-19 pandemic and adjust our response related to changes in our business.

In the second quarter of 2020, we took steps to strengthen our liquidity and financial position that were intended to mitigate any potential impact of the COVID-19 pandemic on our liquidity. Among other things, we issued $600 million of 4.20% Senior Notes due 2030 and entered into a $400 million 364-day revolving credit facility, or 364 Day Credit Facility, and we suspended our share repurchase activity. The 364 Day Credit Facility expired without ever being drawn on April 2, 2021.

Definitions - Components of Revenue Change

We use certain terms in describing the components of the change in revenue above.

Foreign exchange rate impact: calculated by translating the current period’s local currency revenue using the prior period average exchange rates to derive current period constant currency revenue. The foreign exchange rate impact is the difference between the current period revenue in U.S. Dollars and the current period constant currency revenue.

Acquisition revenue, net of disposition revenue: Acquisition revenue is calculated as if the acquisition occurred twelve months prior to the acquisition date by aggregating the comparable prior period revenue of acquisitions through the acquisition date. As a result, acquisition revenue excludes the positive or negative difference between our current period revenue subsequent to the acquisition date and the comparable prior period revenue and the positive or negative growth after the acquisition date is attributed to organic growth. Disposition revenue is calculated as if the disposition occurred twelve months prior to the disposition date by aggregating the comparable prior period revenue of disposals through the disposition date. The acquisition revenue and disposition revenue amounts are netted in the description above.

Organic growth: calculated by subtracting the foreign exchange rate impact component and the acquisition revenue, net of disposition revenue component from total revenue growth.

Omnicom Group Inc.

Revenue by Discipline

Effective January 1, 2021, we realigned the classification of certain services primarily within our CRM Consumer Experience discipline. As a result, our CRM discipline is now grouped into four categories: CRM Precision Marketing which includes our precision marketing and digital/direct marketing agencies; CRM Commerce and Brand Consulting that is primarily comprised of Omnicom Commerce Group, including our shopper marketing businesses, and Omnicom Brand Consulting agencies; CRM Experiential, which includes our experiential marketing agencies and events businesses; and CRM Execution & Support, which includes field marketing, merchandising and point of sale, as well as other specialized marketing and custom communications services.

Forward-looking Statements

Certain statements in this press release related to the potential impact of the COVID-19 outbreak constitute forward-looking statements, including statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may discuss goals, intentions and expectations as to future plans, trends, events, results of operations or financial condition, or otherwise, based on current beliefs of the Company’s management as well as assumptions made by, and information currently available to, the Company’s management. Forward-looking statements may be accompanied by words such as “aim,” “anticipate,” “believe,” “plan,” “could,” “should,” “would,” “estimate,” “expect,” “forecast,” “future,” “guidance,” “intend,” “may,” “will,” “possible,” “potential,” “predict,” “project” or similar words, phrases or expressions.

Forward-looking statements are subject to various risks and uncertainties, many of which are outside the Company’s control. Therefore, you should not place undue reliance on such statements. You should carefully consider this and the other risks and uncertainties that may affect the Company’s business, including those described in Item 1A, “Risk Factors” and Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our most recent Annual Report on Form 10-K and other documents filed from time to time with the Securities and Exchange Commission. Except as required under applicable law, the Company does not assume any obligation to update these forward-looking statements.

Omnicom Group Inc.

Conference Call

Omnicom will host a conference call to review the first quarter 2021 financial results on Tuesday, April 20, 2021 at 8:30 a.m. EDT. Participants can listen to the conference call by dialing (877) 336-4440 (domestic) or (409) 207-6984 (international), along with access code 5410296. The call will also be simulcast and archived on our website at: http://investor.omnicomgroup.com/investor-relations/news-events-and-filings.

About Omnicom Group Inc.

Omnicom Group Inc. (NYSE: OMC) (www.omnicomgroup.com) is a leading global marketing and corporate communications company. Omnicom’s branded networks and numerous specialty firms provide advertising, strategic media planning and buying, digital and interactive marketing, direct and promotional marketing, public relations and other specialty communications services to over 5,000 clients in more than 70 countries. Follow us on Twitter for the latest news.

Contact

Joanne Trout	joanne.trout@omnicomgroup.com

Omnicom Group Inc.

Consolidated Statements of Income

Three Months Ended March 31

(Unaudited)

(Dollars in Millions, Except Per Share Data)

	2021	2020

Revenue	$3,426.9	$3,406.9
Operating Expenses:
Salary and service costs	2,545.0	2,533.3
Occupancy and other costs	291.6	309.6
Costs of services	2,836.6	2,842.9
Selling, general and administrative expenses	71.6	86.8
Depreciation and amortization	53.3	57.0
	2,961.5	2,986.7
Operating Profit	465.4	420.2
Interest Expense	53.8	58.5
Interest Income	6.3	12.7
Income Before Income Taxes	417.9	374.4
Income Tax Expense	111.9	97.4
Income (Loss) From Equity Method Investments	—	(5.3)
Net Income	306.0	271.7
Net Income Attributed To Noncontrolling Interests	18.2	13.6
Net Income - Omnicom Group Inc.	$287.8	$258.1

Net Income Per Share - Omnicom Group Inc.
Basic	$1.33	$1.19
Diluted	$1.33	$1.19

Weighted average shares (in millions)
Basic	215.6	216.6
Diluted	216.8	217.5

Dividends Declared Per Common Share	$0.70	$0.65

Omnicom Group Inc.

Detail of Operating Expenses

Three Months Ended March 31

(Unaudited)

(Dollars in Millions)

	2021	2020

Operating Expenses:
Salary and service costs
Salary and related service costs	$1,649.2	$1,642.4
Third-party service costs	895.8	890.9
Occupancy and other costs	291.6	309.6
Costs of services	2,836.6	2,842.9
Selling, general and administrative expenses	71.6	86.8
Depreciation and amortization	53.3	57.0
Total Operating Expenses	$2,961.5	$2,986.7

Omnicom Group Inc.

Reconciliation of Non-GAAP Financial Measures - EBITA

Three Months Ended March 31

(Unaudited)

(Dollars in Millions)

	2021	2020

Net Income - Omnicom Group Inc.	$287.8	$258.1
Net Income Attributed To Noncontrolling Interests	18.2	13.6
Net Income	306.0	271.7
Income (Loss) From Equity Method Investments	—	(5.3)
Income Tax Expense	111.9	97.4
Income Before Income Taxes	417.9	374.4
Interest Income	6.3	12.7
Interest Expense	53.8	58.5
Operating Profit	465.4	420.2
Add back: Amortization of intangible assets	19.9	20.8
Earnings before interest, taxes and amortization of intangible assets ("EBITA")	$485.3	$441.0

Revenue	$3,426.9	$3,406.9
EBITA	$485.3	$441.0
EBITA Margin %	14.2%	12.9%

The above table reconciles the U.S. GAAP financial measure of Net Income - Omnicom Group Inc. to EBITA (defined as earnings before interest, taxes and amortization of intangible assets) and EBITA Margin (defined as EBITA divided by revenue) for the periods presented. We use EBITA and EBITA Margin as additional operating performance measures, which exclude the non-cash amortization expense of intangible assets (primarily consisting of amortization of intangible assets arising from acquisitions). Accordingly, we believe EBITA and EBITA Margin are useful measures for investors to evaluate the performance of our business. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with U.S. GAAP. Non-GAAP financial measures reported by us may not be comparable to similarly titled amounts reported by other companies.